Exhibit 99.1
Q3 2007 Conference Call Script
October 24, 2007 1:00 PM
DAN GREENFIELD:
Thank you. Good afternoon and welcome to Allegheny Technologies’ earnings conference call for the third quarter 2007.
This conference call is being broadcast live on our website at alleghenytechnologies.com and on CCBN.com. Members of the media have been invited to listen to this call.
Participating in the conference call today are Pat Hassey, chairman, president and chief executive officer, and Rich Harshman, executive vice president, finance and chief financial officer.
After some initial comments, we will ask for questions. During the question and answer session, please limit yourself to two questions to be considerate of others on the line.
Please note that all forward-looking statements made this afternoon are subject to various assumptions and caveats as noted in the earnings release. Actual results may differ materially.
Here is Pat Hassey.

PAT HASSEY:
Thanks, Dan, and thanks, everyone for joining us today.
Our third quarter results had two divergent story lines:
1.	On the positive side, strong demand trends continued for our high-value products. Compared to the same period last year:
•	Shipments of our High Performance Metals segment in titanium, nickel, and exotic alloys grew 18%, 5%, and 10%, respectively.

•	Shipments of our flat-rolled titanium, and ATI-produced Uniti titanium products, grew 25%, and shipments of our grain-oriented silicon electrical products grew 12%.
2.	On the other hand, shipments of our standard stainless products were extraordinarily low. In fact, we shipped only 57 thousand tons in the third quarter, the lowest level in many years.
Segment operating profit in the third quarter remained over 24% of sales. A reduction in our LIFO inventory reserve offset most of the impact of lower raw material surcharges and indices. This resulted from rapidly falling nickel prices, as well as titanium scrap prices.
Year-to-date 2007 operating profit as a percent of sales in our two largest segments was within our stated target range:
•	High Performance Metals segment operating profit was nearly 35% for the first nine months, which is at the top end of our 30-35% target range.

•	Flat-Rolled Products segment operating profit for the first nine months was 19.6%, which is also at the top end of our 15-20% target range.

•	As we have said, we are taking action to improve Engineered Products operating profit to a 12-15% range. So far this year, operating profit for this segment stands at over 9%.

We remained focused on our performance and execution, resulting in year-to-date gross cost reductions totaling $82 million. We are on our way to exceeding our full year 2007 gross cost reduction goal of $100 million.
Other important financial measures remained solid:
•	Return on capital employed was 35%;

•	Return on stockholder’s equity was 46%;

•	And, we now have more cash than debt.
Cash flow from operations for the first nine months was $481 million even with:
•	Further investments of $225 million in managed working capital.
In addition, year-to-date capital expenditures totaled $281 million.
Cash on hand was $664 million at the end of the third quarter.
We are investing about $450 million for capital projects in 2007. This capital supports our growth objectives and reduces our costs. These capital projects are all self-funded.
•	We already have new titanium sponge capacity on line in Albany, OR, and that facility expansion continues. We are at an annual run rate of 16 million pounds now, and plan to be at an annual run rate of 22 million pounds in 2008.

•	We have 3 new VAR furnaces on line for titanium melting, and plan to have 2 more titanium VAR furnaces customer qualified by the end of the first quarter 2008.

•	Our third PAM premium titanium melt furnace is up and in production and has completed initial customer qualifications. We expect to have this furnace qualified for all products during the first quarter 2008.

•	The buildings at our new Rowley, UT premium titanium sponge facility and our new Bakers, NC forging center are both taking shape. These projects remain on schedule.

•	Our 25% increase in nickel-based alloy and super alloy melt capacity is nearing completion.

•	The building is up and production equipment is beginning to be installed at our specialty plate expansion in Washington, PA. We expect to begin production at this facility in the second quarter 2008.

•	Shipments of our grain-oriented silicon electrical product have increased by nearly 75% since 2005. We continue to make incremental capital investments to further increase shipments of our lightest gauge products, which are the most energy efficient products for electrical energy transformers ... meeting the new federal regulations.

•	We are increasing our zirconium sponge capacity by approximately 20%. In addition, we have started 2 new VAR furnaces for zirconium melting. These furnaces, which are designed for either zirconium or titanium melting, are being used to melt zirconium, positioning ATI for the strong nuclear electrical energy and chemical process markets.

•	We now have the scale and flexibility in our APT plant where we want it to be. We can use soft scrap, hard scrap, or ore to meet all of our APT needs. As we have said, this project is 6 to 9 months late. We are now positioned to get the tungsten products business profitability back on track.
So, we continue to build for the future. We see growth in demand for our high-value products from our key growth markets which now are 70% of ATI sales.
During the last few months, our operating companies have added several long-term agreements with customers from the global aerospace, chemical process industry, oil and gas, electrical energy, and medical markets. We expect total revenue from these agreements to total approximately $1 billion during the timeframe of the agreements, which generally ranges from 2 years to 5 years.

These agreements include our titanium alloys, nickel-based alloys and superalloys, vacuum-melted specialty alloys, and our grain-oriented silicon electrical product. We are working on additional LTAs to better position ATI for the future ... so, more to come.
Our key global growth markets are strong. ATI direct sales outside the United States reached nearly 26% of total sales during the first nine months 2007. We believe this number would at least double if it included export sales of products made by our US customers. In other words, we think global markets are driving at least one-half of ATI sales. The strong infrastructure build going on around the world coupled with the value of the dollar puts ATI, with our broad range of specialty metals, in a great position.
Last week, we met in Pittsburgh with the leaders of our global sales and marketing team. They continue to report strong demand for our products, particularly in China and Korea. This demand is being driven in Asia by a variety of markets, including power generation, oil and gas (especially LNG), chemical processing, and shipbuilding.
The first nine months 2007 has been the best in our history. We expect full-year 2007 earnings per share to be in the range of $7.00 to $7.25, because the fourth quarter is not as strong as we previously explained in recent guidance. The full year still represents a 25% to 29% growth in earnings per share compared to 2006.

Now let’s deal with the two major questions about ATI:
First, the question of our ability to sustain, over the long term, the level of profitability achieved so far this year in our Flat-Rolled Products segment.
1.	As I have said many times, this business is more than just standard stainless products. Strong and growing global demand continues for our specialty and titanium sheet, and plate products, from aerospace, oil and gas, chemical processing, as well as marine markets. Strong and growing global demand continues for our grain-oriented silicon electrical products from the electrical energy market. Good demand continues for our highly engineered Precision Rolled Strip® and standard strip products from several global markets. Alloy substitution is growing. Customers continue to switch to our low nickel products, including our AL 201HP™ stainless and our AL 2003™ lean duplex alloy. All of these flat-rolled products differentiate ATI and provide excellent opportunities for additional profitable growth over the next several years.

2.	Demand for our standard stainless products has been weak for most of 2007.
•	The domestic service center customers have been in a destocking mode. This market was first impacted by the rapid increase in the cost of nickel in the first half 2007, and then the rapid decrease in nickel during the third quarter. As a result, third quarter shipments of our standard stainless products were only 57,000 tons, or an annual rate of 228,000 tons.

•	I have said that we need an annual rate of about 350,000 tons of standard grade stainless sheet to provide a base load in our Flat-Rolled Products segment.

•	Our Flat-Rolled Products segment’s third quarter operating profit of $123 million ... over 17% of sales ... during a quarter with such low volume ...is further evidence of the transformation of this business.

3.	What do we think is happening in the domestic market for standard stainless? Let’s review some statistics.
•	Domestic consumption of stainless sheet and strip was down nearly 15% through the first seven months of 2007, even while domestic GDP was positive.

•	Service center inventories of these products fell to the extremely low level of 3.2 months in September 2007 from 5 months in December 2006. It is noteworthy that this data does not include mill-owned inventory of finished goods. Published information indicates that mill-owned inventory, while an overhang in the third quarter, is now declining.

•	In addition, our international shipments of stainless sheet, which had been growing, fell during the third quarter versus the second quarter 2007 as the European market also went through an inventory correction.

•	So, where do we go from here? Although there are some soft spots, end demand for our standard stainless products appears to be good, particularly for industrial applications and for commercial food equipment. In addition, the use of stainless sheet and strip is penetrating energy efficient appliances, particularly washing machines and dishwashers.

•	While we have seen some positive signs in standard stainless order levels over the last several days, at this time we do not see shipment levels of these products recovering in the fourth quarter.

•	We believe that our standard stainless sheet business should begin to improve in early 2008.

The other major question is Boeing’s recent announcement that the first flight and first delivery of the 787 Dreamliner is delayed.
So, what does this mean to ATI? As Boeing publicly said, they plan to deliver 109 Dreamliners by the end of 2009. This is three fewer than previously planned. Our titanium shipments lead the airplane build schedule by roughly 6 to 12 months. So, Boeing’s 2009 build and delivery schedule involves ATI’s 2008 shipment schedule. Boeing has confirmed that they plan to continue to order their forecasted amount of titanium from ATI in 2008. This is expected to be higher than in 2007. We are pleased with our position on the 787 and our growing relationship with the Boeing Corporation.
•	Another point we must make is that our titanium products are fungible and are used on most planes. Both Boeing and Airbus are ramping up assembly lines as they work through reported record backlogs that are in excess of 6 years. In addition, our jet engine customers also report record backlogs for OEM engines. They also report strong demand for spare parts. Overall, the aerospace and defense market remains an exceptional profitable growth opportunity for ATI in 2008 and beyond.

•	With these points made, let’s turn to the other markets for titanium-mill products. Titanium raw materials costs are stabilizing, and should be less volatile going forward. Raw material stability at reasonable costs increases titanium consumption in the global industrial markets, which are also strong and growing. Uses for industrial titanium include marine, for shipbuilding, chemical processing, oil and gas, and mining.

•	We continue to believe that as we move through this strong titanium growth cycle, which for the first half of 2008 should be in good balance, but the industry’s production bottleneck will appear again , and will move from titanium sponge, to melting, then to forging, hot rolling, cold rolling and finishing of titanium mill products. Our strategic capital projects that I reviewed earlier provide ATI with not only additional raw materials, but also with the required balance of capabilities needed throughout the production process to semi-finished and finished mill products.

•	ATI’s third quarter year-to-date total titanium mill products shipments... these include shipments of our High Performance Metals and Flat-Rolled Products segment, as well as ATI’s value-added conversion services for our Uniti titanium joint venture...in total grew to over 30 million pounds, a 16% increase compared to the same period 2006. We expect to finish this year with total ATI titanium shipments and conversion services of approximately 40 million pounds. We expect this to grow by 25% in 2008 to approximately 50 million pounds.
As we look ahead, our long-term profitable growth outlook remains intact. We believe ATI is well-positioned to achieve strong earnings growth in 2008 and beyond.
Operator, may we have the first question, please.
Q&A Portion of Conference Call
PAT HASSEY:
Thank you for joining us today, and thank you for your continuing interest in ATI.
Dan Greenfield:
Thank you, Pat. And thanks to all the listeners for joining us this afternoon. As always, news releases may be obtained by email and are available on our website, www.alleghenytechnologies.com. Also a rebroadcast of this conference call is available on our website. That concludes our conference call.